Press Release	FELDMAN MALL PROPERTIES, INC. (NYSE – FMP)

Feldman Mall Properties Announces Acquisition of JCPenney Building at Stratford Square Mall in Suburban Chicago

Company Release – 04/06/2006 16:10

NEW YORK–(BUSINESS WIRE)–April 6, 2006–Feldman Mall Properties, Inc. (NYSE: FMP):

—	Closes on Acquisition of the Golden Triangle Mall in Suburban Dallas
—	Revises Fourth Quarter 2005 and Confirms 2006 First Quarter Guidance

Feldman Mall Properties, Inc. (NYSE: FMP), a real estate investment trust exclusively focused on the renovation and repositioning of regional shopping malls, today announced that it has acquired the building occupied by JCPenney and related acreage at the Company's Stratford Square Mall in suburban Chicago. The purchase price is $6.7 million, or approximately $46 per square foot, and this price includes the assumption of a loan secured by the property with a principal balance of $3.5 million. The loan is self amortizing, bears interest at a 5.15% fixed rate and matures in November, 2013.

Prior to the closing of this purchase, the property was owned by a private investor, which entered into a lease with JCPenney. The building consists of approximately 144,000 sq. ft. and 10.1 acres of land. Of the six anchors at Stratford Square, the JCPenney facility was the only anchor that was not owned by the user. In addition to the overall positive economics of the transaction, this acquisition enhances the Company's control over the Stratford Square Mall.

The property is currently leased to JCPenney Company, Inc. pursuant to a lease having monthly rent of $45,833, or $3.80 per square foot per annum, through October 31, 2006. After this date, the rent increases to $52,917, or $4.39 per square foot per annum, through the term ending October 31, 2008. The tenant has two options to renew the lease of ten years each.

Acquisition of Golden Triangle Mall

The Company is has completed its acquisition of the Golden Triangle Mall in the Northeastern Dallas suburb of Denton, TX, for approximately $40 million, or $135 per square foot. The Company may also pay additional funds to the seller post-closing if certain leases are executed and the tenants take possession and open for business.

Including un-owned anchors, the Golden Triangle Mall is a 765,000 square foot regional mall. The mall is currently 92% occupied, including temporary tenants, but excluding anchors. Excluding anchors and temporary tenants, the mall is 88% leased. Non-owned anchor tenants are: Foley's (expected to be converted to Macy's this fall), Dillard's, Sears, JCPenney, DSW and Dillard's Men. These non-owned anchors currently occupy approximately 470,000 square feet of the mall's total square footage. Additional name brand tenants include Barnes & Noble, Victoria's Secret, American Eagle Outfitters, Pacific Coast Sun Wear and Bath & Body Works.

With the closing of these new acquisitions, the Company's portfolio, including non-owned anchor tenants, consists of seven regional malls aggregating approximately 7 million sq. ft.

Fourth Quarter 2005 Earnings and 2006 First Quarter Guidance

As disclosed in the Company's recently filed 2005 10-K, the Company revised its fourth quarter FFO (Funds From Operations) to reflect lower than originally announced results. The Company reported fourth quarter FFO to be $.15 per share as compared to $.18 per share previously announced on March 14, 2006. The Company's reduced earnings for the fourth quarter of 2005 is primarily due to additional Sarbanes Oxley costs over its original estimate for 2005. The Company does expect a material reduction of these costs in 2006.

The Form 10-K also includes management's determination that the Company's internal controls over financial reporting pursuant to section 404 of the Sarbanes Oxley Act were effective as of December 31, 2005 and an attestation report issued by its independent public accountants concurring with management's assessment.

Earnings Guidance

The Company is confirming the previously announced guidance for the first quarter of 2006 with FFO to be in the range of $.19 to $.21 per share. The first quarter figures reflect seasonal revenue reductions (sequentially from the previous quarter) and lower renewal rates on expiring leases for properties under redevelopment off-set by lower Sarbanes Oxley costs. The Company does expect improvement to FFO in the second quarter of 2006.

Form 10-K A (amended filing)

The Company also filed an amendment today to its 2005 10K report that updated certain disclosures. These updates had no impact on the Company's earnings or balance sheet.

About Feldman Mall Properties

Feldman Mall Properties, Inc. acquires, renovates and repositions enclosed retail shopping malls. Feldman Mall Properties Inc.'s investment strategy is to opportunistically acquire underperforming malls and transform them into physically attractive and profitable Class A malls through comprehensive renovation and re-tenanting efforts aimed at increasing shopper traffic and tenant sales. For more information on Feldman Mall Properties Inc., visit the Company's website at www.feldmanmall.com.

To receive the Company's latest news release and other corporate documents, please contact the Company at (516) 684-1239. All releases and supplemental data can also be downloaded directly from the Feldman Mall Properties website at: www.FeldmanMall.com.

Forward-looking Information

This press release contains forward-looking statements that involve risks and uncertainties regarding various matters, including without limitation the success of our business strategy, including our acquisition and renovation plans; our ability to obtain required financing; our understanding of our competition; market trends; our ability to implement our renovations on time and within budgets; projected capital and renovation expenditures; demand for shop space and the success of our lease-up plans; availability and creditworthiness of current and prospective tenants; and lease rates and terms. The forward-looking statements are based on our assumptions and current expectations of future performance. These assumptions and expectations may be inaccurate or may change as a result of many possible events or factors, not all of which are known to us. If there is any inaccuracy or change, actual results may vary materially from our forward-looking statements.

CONTACT:	Feldman Mall Properties, Inc.Larry Feldman, 516-684-1239
or
Thomas E. Wirth, 516-684-1239
SOURCE:	Feldman Mall Properties, Inc.